U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
AND EXCHANGE ACT OF 1934

August 4, 2003
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(Date of earliest event reported):


Commission File #0-11078

THE AMERICAN EDUCATION CORPORATION
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(Exact name of small business issuer as specified in its charter)

Colorado
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(State or other jurisdiction of incorporation or organization)

84-0838184
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(IRS Employer Identification No.)

7506 North Broadway Extension, Suite 505, Oklahoma City, OK  73116
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(Address of principal executive offices)

(405) 840-6031
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(Issuer's telephone number)


TABLE OF CONTENTS
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Item 7.  Financial Statements and Exhibits.
Item 9.  Regulation FD Disclosure.
Item 12.  Results of Operations and Financial Condition.
SIGNATURES
Ex-99.1 Press Release

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Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1: Press Release dated August 4, 2003.


Item 9. Regulation FD Disclosure.

We have reported our second quarter 2003 financial results. Our press release dated August 4, 2003 announcing the results is attached hereto as Exhibit 99.1.

Item 12.  Results of Operations and Financial Condition.

We have reported our second quarter 2003 financial results. Our press release dated August 4, 2003 announcing the results is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on August 4, 2003.

THE AMERICAN EDUCATION CORPORATION



By:  /s/ Jeffrey E. Butler
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     Jeffrey E. Butler
     President, Chief Executive Officer

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PRESS RELEASE


For further information contact:

Jeffrey E. Butler                    or               Geralyn DeBusk
The American Education Corporation    Halliburton Investor Relations
800-34APLUS or 800-222-2811                             972-458-8000
E-mail: jeb@amered.com
URL: www.amered.com

For Immediate Release

     THE AMERICAN EDUCATION CORPORATION REPORTS SHARPLY IMPROVED
   FISCAL 2003 CONSOLIDATED SECOND QUARTER AND SIX-MONTH RESULTS
     COMPANY POSTS PROFITABLE QUARTERLY, SIX- MONTH PERFORMANCE

Oklahoma City, August 4, 2003: The American Education Corporation (AEC) (OTC/BB: AEDU) today announced resurgence in profitability despite a decline in net revenues of 10% and 7%, respectively, for the second quarter and the six-month period ended June 30, 2003. On a consolidated basis, the Company reported quarterly net after tax profits of $270,007 and $284,219 for the six-month period. Net revenues for the quarterly period were $2,450,636, as compared to $2,714,391 for the same period ended June 30, 2002. This 10% decline was primarily attributable to the downsizing and redirection of subsidiary operations. Operating margins increased 150% for the second quarter, from $216,469 to $541,160, and operating margins also increased significantly for the six-month period, from $43,360 to $547,098. Diluted earnings per share for the second quarter were $.019 and $0.02 for the six-month period.

Improved second quarter gross margins were 86% of consolidated revenues reflecting a 1% dollar increase over 2002 quarterly results, which included results for the Company's Learning Pathways (LPL) and Dolphin subsidiary operations. Core AEC software publishing gross margins increased 4.5% over the same quarter of 2002 and were approximately 97% of net revenues. During the 2003 second quarter, total operating expense declined 16% compared to the prior year's quarter. This improvement was primarily due to reduced overhead and management initiated expense controls. EBITDA for the quarter improved 80% to $934,671 and represented 38% of net revenues.

For the six months ended June 30, 2003, consolidated net revenues declined 7%, from $4,660,338 to $4,347,954. Consolidated gross margins for the period increased 6% to $3,683,701 versus $3,479,099 reported for the prior year period. Total operating expense for the period declined 9%, from $3,435,739 to $3,136,603, due to the Company's ongoing cost management efforts. Net after-tax profit increased to $284,219 from a loss of $18,156, reflecting per share earnings of $0.02 for the six-month period.

At June 30, 2003, total assets had increased to $10,117,448 from $9,317,066, and stockholders' equity had increased 5.25% to $6,116,368 from $5,811,508 at December 31, 2002. At June 30, 2003, current liabilities had declined 1.3% primarily due to a reduction in the Company's restructured bank lines of credit. Current assets increased by 35% to $3,417,224, indicating improving liquidity and working capital conditions as a result of increased accounts receivable and an improved business climate.

Commenting on the results, Jeffrey E. Butler, Chief Executive Officer of the Company, stated, "These improved results are part of our strategic plan to first restore the Company to profitability and subsequently, to work toward reestablishing the previous top-line growth rates that the Company enjoyed prior to fiscal 2001. Our core AEC operating unit experienced excellent top-line growth, with revenues up 20% at the six-month mark. AEC is the engine of the Company's profitability and has been successful in securing major district orders in the east, south and west over the past several months, possibly indicating that school districts have adjusted to difficult funding conditions and are once again investing in educational technology.
This growth is also due to the commitment and resourcefulness of the AEC employee team. They have continued to reduce expenses, while completing major product enhancements, improvements and the marketing of new product offerings that should ensure the Company's future competitiveness.

"Revenues for the Company's Learning Pathways and Dolphin subsidiaries were lower as a result of substantial cutbacks in personnel and operating expense reductions as a planned redirection of their businesses last year. These subsidiary units turned in small, acceptable losses for the six-month period as compared to the prior year. Management expects a gradual improvement in the subsidiaries' performance over the next several quarters and their possible return to profitable operations by year-end.

"Overall, we are pleased with the above performance, particularly in light of the general tight budget conditions still affecting the school market at both the state and national level. The Company is beginning to realize the benefits of action plans put into effect last year to ensure better performance for the balance of 2003 and, given the reported year-to-date results, is cautiously optimistic about the remaining six months of the year. In addition, there are a number of significant successes just starting to contribute to the Company's current performance that could provide incremental contributions to our 2003 performance. The chief example of this success is the significant growth of online, recurring revenues generated by the A+nyWhere Learning System, registered trademark, Version 4.0, or the Company's online browser-based version, that was released in 2002 for the K-12 market. Online student populations and the number of schools served are increasing rapidly, and new orders for this product grew 425% in the first half of the year, from $83,313 to $437,436 over the comparable 2002 six-month period. We now consider online revenues as an important element of the Company's future value and growth, and this exciting uptick in new orders has yet to materially impact the top-line as a result of the accounting rules governing deferred revenue recognition. Further, the Company's new post-secondary online admissions testing and curriculum offering, A+dvancer,trademark, which was just launched late in June 2003, is receiving a positive reception and should provide incremental future growth. If this new product entry meets management's expectations, A+dvancer should have the potential to contribute significantly to the Company's 2004 top-line and bottom-line performance. As we continue to transition our business model, we are developing a growing reputation as an online educational solutions provider for the K-16 markets that produces significant benefits for students," he concluded.

The American Education Corporation's Java-based technology, the A+nyWhere Learning System Versions 3.0 and 4.0 of educational software products, provides a research-based, integrated curriculum offering of software for grade levels 1-12 for Reading, Mathematics, Language Arts, Science, Writing, History, Government, Economics and Geography. In addition, the Company provides assessment testing and instructional content for the General Educational Development (GED) test. All company products are designed to provide for LAN, WAN and Internet delivery options. The Company has developed computer adaptive, companion academic skill assessment testing tools to provide educators with the resources to more effectively use the Company's curriculum content aligned to important state and national academic standards. Spanish-language versions are available for Mathematics and Language Arts for grade levels 1-8. The Company's curriculum content is aligned to the other third party digital resources such as the World Book Multimedia Encyclopedia and GoKnow's scientifically based, Internet accessible curriculum and reference materials, which may be accessed directly from A+LS lessons. The A+LS comprehensive family of educational software is now in use in over 10,000 schools, centers of adult literacy, colleges and universities, and correctional institutions in the U.S., UK and other international locations. A+dvancer, the Company's new diagnostic, prescriptive test and online developmental curriculum offering, is aligned to ACCUPLACER OnLine, the leading college admissions test for students requiring developmental support to enroll in full credit secondary coursework in mathematics, reading, algebra and writing.

Note: Certain matters discussed above concerning the future performance of the Company are forward-looking statements intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such by words such as "if" "may", believes," "anticipates," "plans," "expects" or words of similar import. The future performance of the Company is subject to a number of factors including, but not limited to, general economic conditions, competitive activity and funding available to schools.


                   THE AMERICAN EDUCATION CORPORATION
                        7506 BROADWAY EXTENSION
                        OKLAHOMA CITY, OK 73116
                              1-800-34APLUS
                              www.amered.com


                             -Tables Follow-
                                                              Pre03-3





The American Education Corporation Announces 2nd Quarter Earnings
August 4, 2003
Page 3


Statement of Income


                                  Three Months     Three Months
                                     Ended            Ended
                                 June 30, 2003    June 30, 2002      %
                                  (unaudited)      (unaudited)    Change
                                 -------------    -------------   ------

Sales                             $2,450,636       $2,714,391      (10%)

Operating Income                     541,160          216,469      150%

Net Income                           270,007          104,929      157%

Earnings per share - primary            .019             .007      171%
                     diluted            .019             .007      171%



                               Six Months Ended  Six Months Ended
                                 June 30, 2003    June 30, 2002      %
                                  (unaudited)      (unaudited)    Change
                                 -------------    -------------   ------


Sales                             $4,347,954       $4,660,338       (7%)

Operating Income                     547,098           43,360        *

Net Income                           284,219          (18,156)       *

Earnings per share - primary             .02            (.001)       *
                     diluted             .02            (.001)       *



Balance Sheet Data

                                    June 30,       December 31,     %
                                      2003            2002        Change
                                 -------------    -------------   ------

Current Assets                   $ 3,417,224       $2,529,246    35.11%

Total Assets                      10,117,448        9,317,066     8.59%

Current Liabilities                3,059,897        3,100,502    (1.31%)

Stockholders' Equity               6,116,368        5,811,508     5.25%

*Greater than 100% - Not Meaningful.